Exhibit 99.1

NEWS RELEASE

For more information, contact:	April 14, 2003
Kirk Whorf
Senior Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-645-2707

NORTH STATE BANCORP

REPORTS FIRST QUARTER EARNINGS

North State reaches $215 million in total assets with earnings of $208,000

Raleigh, NC. . . For the quarter ended March 31, 2003, North State Bancorp, the holding company for North State Bank, reported net income of $208,000 compared to $120,000 for the same period in 2002. Basic earnings per share for the quarter were $0.11.

Total deposits as of March 31, 2003 were $186 million and total loans were $121 million, compared to $119 million in total deposits and $90 million in total loans reported as of March 31, 2002.

Total assets for North State Bancorp as of March 31, 2003 were $215 million, compared to total assets of $145.7 million as of March 31, 2002, an increase of 47.6%.

“During the first quarter, we continued to enjoy positive results in loan and deposit growth, as well as in noninterest income,” said Larry D. Barbour, president and CEO. “Having reached an asset level of more than $215 million during the quarter is significant as we continue to grow and serve the financial needs of a growing customer base. During the second quarter, we will move into our new facility on Highway 70E in Garner, and plans are underway to expand our footprint in Raleigh by opening a new office at North Hills in the summer of 2004.”

North State Bank is a full service community bank, founded in 2000, headquartered in Raleigh and currently serves Wake County with two offices, one in Raleigh and one in Garner.

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www.northstatebank.com

The information as of and for the quarter ended March 31, 2002 and 2003 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our limited operating history, changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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